Exhibit 99.1

Limoneira Appoints Ryan Young as Chief Operating Officer

Produce operations executive brings more than 25 years of experience across packing, distribution and supply chain management

SANTA PAULA, Calif.--(BUSINESS WIRE)—October 22, 2026-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today announced the appointment of Ryan Young as Executive Vice President and Chief Operating Officer, effective November 9, 2026. In this role, Young will report to the Chief Executive Officer and will be responsible for leading and coordinating Limoneira's farming and packing operations, technology, organic recycling, and residential and commercial real estate rental operations.

Young brings more than 25 years of operations experience in fresh produce and food production. Most recently, he served as Senior Vice President of Operations at Sun Pacific Shippers LP, a role he held beginning in 2023, with oversight of eight packing, warehouse and distribution facilities in California’s San Joaquin Valley, and more than 2,000 employees.

Before joining Sun Pacific, Young spent 15 years at Grimmway Enterprises, where he progressed from Organic Fresh Manager to Senior Vice President of Plant Operations. In that role, he held enterprise operating responsibility across five business divisions and nine production facilities and served as a member of the executive leadership team. Earlier in his career, he held production, warehouse and plant management roles at Wm. Bolthouse Farms Inc.

Young holds a Bachelor of Science degree in Agricultural and Managerial Economics from the University of California, Davis. He serves on the board of directors of California Citrus Mutual and on the California Kiwifruit Administrative Committee.

“Ryan has spent his career running large, multi-site fresh produce operations, from packing and distribution to food safety and quality systems. That depth of operating experience will serve Limoneira well, and I look forward to working with him as we advance the Company’s operating priorities of redeploying capital into higher-return opportunities across our core agribusiness and real estate platforms,” stated Harold Edwards, President and Chief Executive Officer of Limoneira.

“Limoneira has built a trusted name through generations of excellence in citrus, and the company is well positioned to grow its avocado business while continuing to strengthen its leadership in lemons through its strategic partnership with Sunkist. I am honored to join the team and look forward to working closely with colleagues across the organization to drive operational execution as we serve our customers across both categories,” stated Ryan Young, Chief Operating Officer.

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors

John Mills

Managing Partner, ICR

646-277-1254